March 31, 2006
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Arlington Tankers Ltd. and, under the date of March 10, 2006, we reported on the consolidated financial statements of Arlington Tankers Ltd. and its subsidiaries as of and for the year ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On March 24, 2006, our appointment as principal accountants was terminated. We have read Arlington Tanker Ltd’s statements included under Item 4.01 of its Form 8-K dated March 31, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with the following:
•	any of the statements made in the first paragraph, except for the following statement: “On March 24, 2006, the audit committee (the “Committee”) of the board of directors of Arlington Tankers Ltd, (the “Company”) notified KPMG LLP (“KPMG”) that the Committee has decided not to recommend the reappointment of KPMG as the Company’s independent auditors”,
•	any of the statements made in the second paragraph,
•	the statements in the third and forth paragraphs regarding another independent public accounting firm, KPMG Chartered Accountants (Hamilton, Bermuda) (“KPMG Bermuda”),
•	the statement in the fourth paragraph, “During the Company’s fiscal year ended December 31, 2005 and the subsequent interim period through the date of filing this report”, should be changed to “During the Company’s fiscal year ended December 31, 2005 and the subsequent interim period through March 24, 2006”, as we are not in a position to comment on any disagreements or reportable events subsequent to the date of our termination, March 24, 2006,
•	the statements in the fifth paragraph that “Bermuda corporate law does not permit the Company to terminate KPMG as the Company’s independent auditor other than by shareholders acting at a general meeting”, or that “The Company is filing this form 8-K voluntarily to report the information in this Item 4.01 to its shareholders.”
In addition, we do not agree with the statement made in the fifth paragraph that states “Accordingly, KPMG’s letter is incorrect in this respect, as KPMG has not been terminated as the Company’s independent auditor as of the date of this report.”
Very truly yours,
/s/ KPMG LLP